Exhibit A

AGREEMENT

Each of the undersigned hereby consents and agrees to this joint filing to Schedule 13G for Common Shares of Office Properties Income Trust.

July 6, 2026
(Date)

WHITEBOX ADVISORS LLC

/s/ Lisa Conrad
(Signature)
Lisa Conrad General Counsel & Chief Compliance Officer
(Name/Title)

July 6, 2026
(Date)

WHITEBOX GENERAL PARTNER LLC

/s/ Lisa Conrad
(Signature)
Lisa Conrad Authorized Signatory
(Name/Title)